Exhibit 99.1
DEVELOPERS DIVERSIFIED REALTY CORPORATION
For Immediate Release:

Contact:	Scott A. Wolstein	Michelle M. Dawson
	Chairman and	Vice President of Investor Relations
	Chief Executive Officer	216-755-5455
216-755-5500
DEVELOPERS DIVERSIFIED REALTY REPORTS AN INCREASE OF 12.2%
IN DILUTED FFO PER SHARE FOR THE QUARTER ENDED SEPTEMBER 30, 2006
     CLEVELAND, OHIO, October 26, 2006 - Developers Diversified Realty Corporation (NYSE: DDR), the nation’s leading owner, manager and developer of market-dominant community centers, today reported operating results for the third quarter ended September 30, 2006.
•	Funds From Operations (“FFO”) per diluted share increased 12.2% to $0.83 and net income per diluted share increased 4.7% to $0.45 for the three months ended September 30, 2006 as compared to the prior year

•	Core portfolio leased percentage increased 30 basis points over the prior year to 96.1%

•	Executed leases during the third quarter totaled approximately 1.6 million square feet, including 132 new leases and 214 renewals

•	Base rents increased 29.5% on new leases, 11.7% on renewals and 15.5% on a blended basis

•	Same store net operating income (“NOI”) for the quarter increased 3.2% over the prior year quarter
     Scott Wolstein, Developers Diversified’s Chairman and Chief Executive Officer stated, “We’re pleased to announce this quarter’s strong FFO per share growth of over 12%. We continue to see outstanding leasing activity in our operating and development portfolio. This demand for space reflects the underlying health of the retail industry and the success of our core tenants. Our recent announcements regarding our merger agreement with Inland Retail Real Estate Trust, Inc. and our joint venture investment in Sonae Sierra Brazil reflect acquisitions that provide long-term strategic benefits for the Company and represent significant opportunities to grow shareholder value.”
Financial Results:
     FFO, a widely accepted measure of a Real Estate Investment Trust (“REIT”) performance, on a diluted and basic per share basis was $0.83 for the three months ended September 30, 2006, as compared to $0.74 for the same period in the previous year, an increase of 12.2%. FFO available to common shareholders was $91.7 million, as compared to $81.8 million for the three months ended September 30, 2006 and 2005, respectively, an increase of 12.1%. Net income available to common shareholders was $49.0 million or $0.45 per share (diluted and basic) for the three months ended September 30, 2006, as compared to $46.5 million, or $0.43 per share (diluted and basic) for the prior comparable period. The increase in net income and FFO for the three months ended September 30, 2006, is primarily related to an increase in gain on sale of real estate assets comprised of land sales and sales through the Company’s merchant building program as compared to 2005.

     FFO was $2.59 (diluted) and $2.61 (basic) for the nine months ended September 30, 2006, as compared to $2.47 (diluted) and $2.49 (basic) for the same period in the previous year, an increase of 4.9% (diluted) and 4.8% (basic) basis. FFO available to common shareholders was $287.7 million, as compared to $273.4 million for the nine months ended September 30, 2006 and 2005, respectively, an increase of 5.2%. Net income available to common shareholders was $149.9 million or $1.37 per share (diluted and basic) for the nine months ended September 30, 2006, as compared to $192.4 million, or $1.76 per share (diluted) and $1.78 per share (basic) for the prior comparable period. The decrease in net income for the nine months ended September 30, 2006 is primarily related to a decrease in gain on sale of real estate assets as compared to 2005.
     FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred dividends, (ii) gains (or losses) from sales of depreciable real estate property, except for those sold through the Company’s merchant building program, (iii) sales of securities, (iv) extraordinary items, (v) cumulative effect of changes in accounting standards and (vi) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from minority equity investments and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. A reconciliation of net income to FFO is presented in the financial highlights section.
Leasing:
     Leasing activity continues to be strong throughout the portfolio. During the third quarter of 2006, the Company executed 132 new leases aggregating 784,332 square feet and 214 renewals aggregating 833,721 square feet. Rental rates on new leases increased by 29.5% and rental rates on renewals increased by 11.7%. On a blended basis, rental rates for new leases and renewals increased by 15.5%. At September 30, 2006, the average annualized base rent per occupied square foot, including those properties owned through joint ventures and excluding the impact of the properties acquired from Mervyns, was $11.68, as compared to $11.23 at September 30, 2005.
     At September 30, 2006, the portfolio, including those properties owned through joint ventures, was 96.2% leased. Excluding the impact of the properties acquired from Mervyns, the core portfolio was 96.1% leased, as compared to 95.8% at September 30, 2005. These percentages include tenants for which signed leases have been executed and occupancy has not occurred. Based on tenants in place and responsible for paying rent as of September 30, 2006, the portfolio was 95.3% occupied. Excluding the impact of the properties acquired from Mervyns, the core portfolio was 95.1% occupied, as compared to 94.8% at September 30, 2005.
Strategic Real Estate Transactions:
Inland:
     In October, 2006, the Company (“DDR”) and Inland Retail Real Estate Trust, Inc. (“IRRETI”) announced that they have entered into a definitive merger agreement. Under the terms of the agreement, DDR will acquire all of the outstanding shares of IRRETI for a total merger consideration of $14.00 per share in cash. DDR may elect to issue up to $4.00 per share of the total merger consideration in the form of DDR common stock to be based upon the ten day average closing price of DDR’s shares two trading days prior to the IRRETI stockholders’ meeting to approve the transaction. The election to issue DDR common stock may be made up to 15 calendar days prior to the IRRETI stockholders’ meeting and may be revoked by DDR at any time if the revocation would not delay the stockholders’ meeting for more than ten business days.
     The transaction has a total enterprise value of approximately $6.2 billion. This amount includes approximately $2.3 billion of existing debt, a significant portion of which is expected to be prepaid at closing. IRRETI’s real estate portfolio aggregates 307 community shopping centers, neighborhood shopping centers and single tenant/net leased retail properties, comprising approximately 43.6 million square feet of total GLA.
     DDR has reached agreement with a major U.S. institutional investor on a joint venture which will acquire 67 of IRRETI’s community center assets for approximately $3.0 billion of total asset value. The joint venture is anticipated to have a 60% loan to value ratio and DDR will contribute 15% of the equity. In addition to its earnings from the joint venture, DDR will be entitled to certain fees for asset management, leasing, property management, development/tenant coordination and acquisitions. DDR will also earn a promoted interest equal to 20% of the cash flow of the joint venture after the partners have received an internal rate of return equal to 10% on their equity investment. Additionally, DDR has received financing commitments totaling in excess of $3.0 billion, which it may use to fund all or a portion of the total merger consideration.
     In addition to the portfolio of operating properties, DDR will acquire a development pipeline of five projects and numerous potential expansion and redevelopment projects. DDR plans to generate additional value by implementing its proactive leasing, development, redevelopment and property management systems. In addition, DDR intends, immediately upon closing, to incorporate the IRRETI assets in its highly successful ancillary income program, which we anticipate will result in additional value creation.
     Completion of the transaction, which is expected to occur in the first quarter of 2007, is subject to approval of the merger agreement by IRRETI shareholders and other customary closing conditions described in the merger agreement. The merger was unanimously approved by DDR’s Board of Directors. The merger was unanimously approved by IRRETI’s Board of Directors, with two related party directors recusing themselves.
Sonae Sierra Brazil:
     In October 2006, the Company announced the acquisition of a 50% joint venture interest in Sonae Sierra Brazil, a fully integrated retail real estate company based in Sao Paulo, Brazil. Sonae Sierra Brazil is a subsidiary of Sonae Sierra, an international owner, developer and manager of shopping centers based in Portugal. Sonae Sierra Brazil is the managing partner of a partnership that owns direct and indirect interests in nine retail assets aggregating 3.4 million square feet and a property management company in Sao Paulo, Brazil that oversees the leasing and management operations of the portfolio. Sonae Sierra Brazil owns approximately 93% of the partnership and Enplanta Engenharia (“Enplanta”) owns approximately 7%. The aggregate market value of Sonae Sierra Brazil is approximately $300 million (U.S.). Developers Diversified’s aggregate proportionate share investment is approximately $150 million (U.S.).
MDT Joint Venture:
     In July 2006, the Company sold two additional expansion areas in McDonough, Georgia and Coon Rapids, Minnesota to the MDT Joint Venture for approximately $10.1 million. These expansion areas are adjacent to shopping centers currently owned by the MDT Joint Venture. The Company recognized an aggregate merchant build gain of $3.1 million, and deferred gains of approximately $0.5 million relating to the Company’s effective 14.5% ownership interest in the venture.
Service Merchandise Joint Venture:
     In August 2006, the Company purchased its partners’ approximate 75% interest in the remaining 52 assets owned by the Service Merchandise Joint Venture agreement at a gross purchase price of approximately $138 million relating to our partners’ approximately 75% interest, based on a total valuation of approximately $185 million for all remaining assets.
     In September 2006, the Company sold 51 of the assets to the Coventry II Joint Venture. The Company retained a 20% interest in the joint venture. The Company recorded a gain of approximately $6.4 million of which $3.6 million is included in FFO.
Coventry II Joint Venture:
     In September 2006, the Coventry II Joint Venture acquired an 88 acre site located in Bloomfield Hills, Michigan at a cost of approximately $68.4 million. The Company anticipates commencing construction of a 600,000 square foot lifestyle center. The Company is generally responsible for the day-to-day development, management and leasing of the property. Pursuant to the terms of the joint venture, the Company earns fees for property management, leasing and construction management plus a promoted interest, along with Coventry, after return of capital to investors.
Dispositions:
     In September 2006, one of the Company’s RVIP joint ventures, in which the Company has an effective 25.5% ownership interest, sold a 41,000 square foot shopping center in Everett, Washington for approximately $8.1 million. The joint venture recorded an aggregate gain of $3.7 million of which approximately $1.2 million represents the Company’s share of the gain.
     In August 2006, the joint venture shopping center in Kildeer, Illinois, of which the Company owned a 10% interest, was sold for approximately $47.3 million. The joint venture recorded a gain of approximately $17.7 million. The Company recorded a gain of approximately $7.3 million which includes promoted income from the sale of the asset of approximately $5.5 million. The promoted income of $5.5 million is included in FFO.
Expansions:
     During the nine month period ended September 30, 2006, the Company completed five expansions and redevelopment projects located in Lakeland, Florida; Ocala, Florida; Stockbridge, Georgia; Rome, New York and Mooresville, North Carolina at an aggregate gross cost of $25.3 million. The Company is currently expanding/redeveloping eleven shopping centers located in Birmingham, Alabama; Gadsden, Alabama; Ottumwa, Iowa; Chesterfield, Michigan; Gaylord, Michigan; Hamilton, New Jersey; Olean, New York; Stow, Ohio; Bayamon, Puerto Rico (Rio Hondo); Ft. Union, Utah and Brookfield, Wisconsin at a projected aggregate gross cost of approximately $92.1 million. At September 30, 2006, approximately $41.4 million of costs were incurred in relation to these projects. The Company anticipates commencing construction on nine additional expansion and redevelopment projects at shopping centers located in Crystal River, Florida; Louisville, Kentucky; Gulfport, Mississippi; Huber Heights, Ohio; Amherst, New York; Bayamon, Puerto Rico (Plaza Del Sol), Hatillo, Puerto Rico, and San Juan, Puerto Rico and McKinney, Texas.

Five of the Company’s joint ventures are currently expanding/redeveloping their shopping centers located in Phoenix, Arizona; Lancaster, California; Benton Harbor, Michigan; Kansas City, Missouri and Cincinnati, Ohio at a projected gross cost of approximately $466.8 million (which includes the initial acquisition costs for the Coventry II redevelopment projects located in Phoenix, Arizona; Benton Harbor, Michigan; Kansas City, Missouri and Cincinnati, Ohio). At September 30, 2006, approximately $349.3 million of costs were incurred in relation to these projects. Three of the Company’s joint ventures anticipate commencing expansion/redevelopment projects at their shopping centers located in Buena Park, California; Deer Park, Illinois and Kirkland, Washington.
Development (Wholly-Owned and Consolidated Joint Ventures):
     As of September 30, 2006, the Company has substantially completed the construction of the Freehold, New Jersey and Pittsburgh, Pennsylvania shopping centers, at an aggregate gross cost of $85.2 million.
     The Company currently has eight shopping center projects under construction. These projects are located in Miami, Florida; Nampa, Idaho; McHenry, Illinois; Seabrook, New Hampshire; Horseheads, New York; two projects in Apex, North Carolina (Beaver Creek Crossings — Phases I and II), and San Antonio, Texas, (which is being developed through a joint venture with David Berndt Interests). These projects are scheduled for completion during 2006 through 2007 at a projected aggregate gross cost of approximately $672.6 million and will create an additional 4.4 million square feet of gross leasable retail space.
     The Company anticipates commencing construction in 2006 on two additional shopping centers located in Ukiah, California and Homestead, Florida. These projects have an estimated aggregate gross cost of $186.1 million and will create an additional 1.1 million square feet of gross leasable retail space.
     At September 30, 2006, approximately $340.4 million of costs were incurred in relation to the above projects under construction and projects that will be commencing construction.
Development (Joint Ventures):
     In addition to the Bloomfield Hills, Michigan project previously disclosed, three of the Company’s joint ventures currently have shopping center projects under construction. These projects are located in Merriam, Kansas; Allen, Texas and San Antonio, Texas. These three projects are being developed through the Coventry II program. A significant portion of the project located in San Antonio, Texas was substantially completed during 2005. The remaining two projects are scheduled for completion during 2007 and 2008. These projects have an aggregate gross projected cost of approximately $496.5 million. At September 30, 2006, approximately $130.4 million of costs were incurred in relation to these development projects.
Financing:
     In August 2006, the Company issued $250 million, 3.50% convertible senior unsecured notes due 2011. The notes have an initial conversion rate of approximately 15.3589 common shares per $1,000 principal amount of the notes, represent a conversion price of approximately $65.11 per common share and a conversion premium of approximately 22.5% based on the last reported sale price of $53.15 per common share on August 22, 2006. The initial conversion rate is subject to adjustment under certain circumstances. Upon closing of the sale of the notes, the Company repurchased $48.3 million of its common shares.
     In connection with the offering, the Company entered into an option arrangement, that is settled in shares of our common stock, with an investment bank that had the economic impact of effectively increasing the conversion price of the notes to $74.41 per common share, which represents a 40.0% premium based on the August 22, 2006 closing price of $53.15 per common share. The cost of this arrangement was approximately $10.3 million and has been recorded as an equity transaction in our consolidated balance sheet.

     In addition, in late September and early October the Company entered into an aggregate $300 million of interest rate swaps which converted floating rate debt to a weighted average fixed Libor rate of approximately 4.94%. As a result, the effective floating rate debt, as a percentage of total debt, was 6.6% at September 30, 2006.
     Developers Diversified currently owns and manages over 500 retail operating and development properties in 44 states, plus Puerto Rico and Brazil, totaling 118 million square feet. Developers Diversified Realty is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.
     A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at our corporate office to Michelle M. Dawson, Vice President of Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, OH 44122 or on our Website which is located at http://www.ddr.com.
     Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property, the loss of a major tenant, constructing properties or expansions that produce a desired yield on investment or inability to enter into definitive agreements with regard to our financing arrangements or our failure to satisfy conditions to the completion of these arrangements. For more details on the risk factors, please refer to the Company’s Form on 10-K as of December 31, 2005. In addition, there are risks and uncertainties related to the proposed merger with IRRETI, including approval of the transaction by the shareholders of IRRETI, the satisfaction of closing conditions to the transaction, difficulties encountered in integrating the companies, the marketing and sale of non-core assets, and the effects of general and local economic and real estate conditions.
Additional Information and Where to Find It
     This press release does not constitute an offer of any securities for sale. In connection with the proposed transaction, Developers Diversified and IRRETI expect to file a proxy statement/ prospectus as part of a registration statement regarding the proposed merger with the Securities and Exchange Commission. Investors and security holders are urged to read the proxy statement/prospectus because it will contain important information about Developers Diversified and IRRETI and the proposed merger. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents filed by Developers Diversified and IRRETI with the SEC at the SEC’s website at www.sec.gov. The definitive proxy statement/prospectus and other relevant documents may also be obtained free of charge from Developers Diversified and IRRETI by directing such request to: Developers Diversified Realty Corporation, Attention: Investor Relations, 3300 Enterprise Parkway, Beachwood, Ohio 44122 or Inland Retail Real Estate Trust, Inc., Attention: Investor Relations, 2901 Butterfield Road, Oak Brook, IL 60523. Investors and security holders are urged to read the proxy statement, prospectus and other relevant material when they become available before making any voting or investment decisions with respect to the merger.

     Developers Diversified and IRRETI and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of IRRETI in connection with the merger. Information about Developers Diversified and its directors and executive officers, and their ownership of Developers Diversified securities, is set forth in the proxy statement for the 2006 Annual Meeting of Stockholders of Developers Diversified, which was filed with the SEC on April 3, 2006. Information about IRRETI and its directors and executive officers, and their ownership of IRRETI securities, is set forth in the proxy statement for the 2006 Annual Meeting of Stockholders of IRRETI, which was filed with the SEC on October 14, 2006. Additional information regarding the interests of those persons may be obtained by reading the proxy statement/prospectus when it becomes available. As a result of this transaction, IRRETI does not intend to hold an annual stockholder meeting and instead will hold a special meeting to vote on the proposed merger.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three Month Period		Nine Month Period
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Revenues:
Minimum rents (A)	$143,769	$125,628	$424,153	$371,959
Percentage and overage rents (A)	1,775	1,335	5,779	4,823
Recoveries from tenants	45,821	39,183	131,586	114,306
Ancillary income	3,365	2,793	9,552	6,585
Other property related income	1,470	1,334	5,387	3,993
Management and other fee income	7,517	4,701	19,199	13,976
Development fees	849	745	2,121	1,913
Other (B)	1,040	3,771	8,565	8,126

	205,606	179,490	606,342	525,681

Expenses:
Operating and maintenance	28,181	22,758	82,481	69,783
Real estate taxes	25,101	21,560	70,959	61,910
General and administrative (C)	14,974	14,146	45,805	40,188
Depreciation and amortization	48,835	39,646	143,309	116,412

	117,091	98,110	342,554	288,293

Other income (expense):
Interest income	1,602	2,959	7,586	6,392
Interest expense	(55,386)	(46,697)	(164,812)	(130,947)
Other income (expense) (D)	(203)	(660)	464	(2,526)

	(53,987)	(44,398)	(156,762)	(127,081)

Income before equity in net income of joint ventures, minority equity interests, income tax of taxable REIT subsidiaries and franchise taxes, discontinued operations and gain on sales of real estate	34,528	36,982	107,026	110,307
Equity in net income of joint ventures (E)	12,868	11,418	22,956	25,984
Minority equity interests (F)	(2,283)	(2,605)	(6,504)	(5,204)
Income tax benefit (expense) of taxable REIT subsidiaries and franchise taxes (G)	315	10	2,646	(555)

Income from continuing operations	45,428	45,805	126,124	130,532
Income from discontinued operations (H)	3,422	11,941	4,027	17,185

Income before gain on sales of real estate	48,850	57,746	130,151	147,717
Gain on sales of real estate, net of tax	13,962	2,531	61,124	86,065

Net income	$62,812	$60,277	$191,275	$233,782

Net income, applicable to common shareholders	$49,020	$46,485	$149,898	$192,405

Funds From Operations (“FFO”):
Net income applicable to common shareholders	$49,020	$46,485	$149,898	$192,405
Depreciation and amortization of real estate investments	47,235	42,172	138,072	122,506
Equity in net income of joint ventures (E)	(12,868)	(11,418)	(22,956)	(25,984)
Joint ventures’ FFO (E)	13,682	15,358	32,963	37,438
Minority equity interests (OP Units) (F)	534	729	1,601	2,187
Gain on sales of depreciable real estate, net	(5,870)	(11,543)	(11,869)	(55,162)

FFO available to common shareholders	91,733	81,783	287,709	273,390
Preferred dividends	13,792	13,792	41,377	41,377

FFO	$105,525	$95,575	$329,086	$314,767

Per share data:
Earnings per common share
Basic	$0.45	$0.43	$1.37	$1.78

Diluted	$0.45	$0.43	$1.37	$1.76

Dividends Declared	$0.59	$0.54	$1.77	$1.62

Funds From Operations — Basic (I)	$0.83	$0.74	$2.61	$2.49

Funds From Operations — Diluted (I)	$0.83	$0.74	$2.59	$2.47

Basic — average shares outstanding (thousands) (I)	109,120	108,431	109,124	108,239

Diluted — average shares outstanding (thousands) (I)	109,670	109,211	109,714	110,453

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(A)	Increases in base and percentage rental revenues for the nine month period ended September 30, 2006 as compared to 2005, aggregated $50.0 million consisting of $10.4 million related to leasing of core portfolio properties and an increase from the assets located in Puerto Rico for a comparable eight months of ownership (an increase of 3.0% from 2005), $42.3 million from the acquisition of assets, $2.5 million related to developments and redevelopments and $3.2 million due to the consolidation of a joint venture asset. These amounts were offset by a decrease of $1.4 million primarily related to one business center under redevelopment and $7.0 million due to the sale of properties in 2006 and 2005 to joint ventures. Included in the rental revenues for the nine month periods ended September 30, 2006 and 2005 is approximately $12.1 million and $9.0 million, respectively, of revenue resulting from the recognition of straight line rents.
(B)	Other income for the three and nine month periods ended September 30, 2006 and 2005 was comprised of the following (in millions):

	Three Month Period		Nine Month Period
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Lease termination fees	$0.9	$3.6	$7.7	$5.1
Financings fees	—	—	0.4	2.3
Other miscellaneous	0.1	0.2	0.5	0.7

	$1.0	$3.8	$8.6	$8.1

(C)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the nine month periods ended September 30, 2006 and 2005, general and administrative expenses were approximately 5.0 % and 4.6%, respectively, of total revenues, including joint venture revenues, respectively.
(D)	Other income/expense is comprised of litigation settlements or costs and abandoned acquisition and development project costs.
(E)	The following is a summary of the Company’s share of the combined operating results relating to its joint ventures (in thousands):

	Three Month Period		Nine Month Period
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Revenues from operations (a)	$105,308	$105,773	$309,947	$310,076

Operating expense	35,536	36,567	102,417	107,917
Depreciation and amortization of real estate investments	19,752	21,557	59,669	61,833
Interest expense	36,384	28,607	95,123	84,098

	91,672	86,731	257,209	253,848

Income from operations before gain on sales of real estate and discontinued operations	13,636	19,042	52,738	56,228
Gain on sales of real estate	193	38	237	797
Income (loss) from discontinued operations, net of tax	116	(222)	943	57
Gain on sales of discontinued operations, net of tax	21,460	26,773	19,910	35,495

Net income	$35,405	$45,631	$73,828	$92,577

DDR Ownership interests (b)	$12,583	$14,086	$22,360	$28,083

Funds From Operations from joint ventures are summarized as follows:
Net income	$35,405	$45,631	$73,828	$92,577
Gain on sales of real estate, including discontinued operations	(21,418)	(4,954)	(21,437)	(12,727)
Depreciation and amortization of real estate investments	19,795	22,554	60,510	65,478

	$33,782	$63,231	$112,901	$145,328

DDR Ownership interests (b)	$13,682	$15,358	$32,963	$37,438

DDR Partnership distributions received (c)	$23,686	$90,250	$43,366	$113,720

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(a)	Revenues for the three month periods ended September 30, 2006 and 2005 included approximately $1.4 million and $2.0 million, respectively, resulting from the recognition of straight line rents of which the Company’s proportionate share is $0.2 million and $0.4 million, respectively. Revenues for the nine month periods ended September 30, 2006 and 2005 included approximately $3.9 million and $5.6 million, respectively, resulting from the recognition of straight line rents of which the Company’s proportionate share is $0.7 million and $1.0 million, respectively.

(b)	The Company’s share of joint venture net income has been increased by $0.2 million and $2.6 million for the three month periods ended September 30, 2006 and 2005, respectively, and $0.5 million and $2.1 million for the nine month periods ended September 30, 2006 and 2005, respectively, to reflect adjustments for basis differences impacting amortization and depreciation and gain on sales.

Included in DDR’s share of FFO for the three and nine months ended September 30, 2006 is promoted income of approximately $5.5 million received from the sale of the joint venture asset in Kildeer, Illinois. This gain is included in gain on sale of discontinued operations and not reflected in total FFO from the joint ventures.

At September 30, 2006 and 2005, the Company owned joint venture interests, excluding consolidated joint ventures, relating to 108 and 112 shopping center properties, respectively. In addition, at September 30, 2006, the Company owned, through a Coventry II Joint Venture, a 20% interest in 51 shopping center sites formerly owned by Service Merchandise. At September 30, 2005, the Company, through the KLA/SM joint venture, owned an approximate 25% interest in 55 shopping center sites formerly owned by Service Merchandise.

(c)	Distributions include funds received from asset sales and refinancings in addition to ongoing operating distributions.
(F)	Minority equity interests are comprised of the following (in thousands):

	Three Month Period		Nine Month Period
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Minority interests	$1,749	$1,876	$4,903	$3,017
Operating partnership units	534	729	1,601	2,187

	$2,283	$2,605	$6,504	$5,204

(G)	Interest costs within taxable REIT subsidiaries are subject to certain limitations based upon taxable income as required under Internal Revenue Code Section 163(j). The 2006 income tax benefit is primarily attributable to the Company’s ability to deduct previously incurred intercompany interest costs due to the increased gain on sales.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(H)	The operating results relating to assets classified as discontinued operations are summarized as follows (in thousands):

	Three Month Period		Nine Month Period
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Revenues	$900	$7,927	$2,812	$24,194

Expenses:
Operating	236	3,453	703	9,509
Impairment charge	—	—	—	642
Interest, net	192	1,416	595	4,361
Depreciation	219	2,092	656	6,410
Minority interests	—	3	—	64

Total expenses	647	6,964	1,954	20,986

Income before gain on sales of real estate	253	963	858	3,208
Gain on sales of real estate	3,169	10,978	3,169	13,977

Net income	$3,422	$11,941	$4,027	$17,185

(I)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the conversion of approximately 0.9 million and 1.3 million of Operating Partnership Units (OP Units) outstanding at September 30, 2006 and 2005, respectively, into 0.9 million and 1.3 million common shares of the Company for the three month periods ended September 30, 2006 and 2005, respectively, and 1.0 million and 1.3 million for the nine month periods ended September 30, 2006 and 2005, respectively, on a weighted average basis. The weighted average diluted shares and OP Units outstanding, for purposes of computing FFO, were approximately 110.8 million and 110.8 million for the three month periods ended September 30, 2006 and 2005, respectively, and 111.0 million and 110.7 million for the nine month periods ended September 30, 2006 and 2005, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
Selected Balance Sheet Data:

	September 30, 2006 (A)	December 31, 2005 (A)
Assets:
Real estate and rental property:
Land	$1,769,490	$1,721,321
Buildings	4,987,320	4,806,373
Fixtures and tenant improvements	191,065	152,958
Construction in progress	447,260	348,685

	7,395,135	7,029,337
Less accumulated depreciation	(822,074)	(692,823)

Real estate, net	6,573,061	6,336,514

Cash	48,431	30,655
Advances to and investments in joint ventures (B)	133,643	275,136
Notes receivable	24,250	24,996
Receivables, including straight line rent, net	115,035	112,464
Assets held for sale	19,126	—
Other assets, net	103,962	83,212

	$7,017,508	$6,862,977

Liabilities:
Indebtedness:
Revolving credit facilities	$125,000	$150,000
Variable rate unsecured term debt	—	200,000
Unsecured debt	2,217,501	1,966,268
Mortgage and other secured debt	1,735,783	1,574,733

	4,078,284	3,891,001
Dividends payable	71,211	65,799
Other liabilities	237,366	204,447

	4,386,861	4,161,247
Minority interests	123,453	131,449
Shareholders’ equity	2,507,194	2,570,281

	$7,017,508	$6,862,977

(A)	Amounts include the consolidation of the Mervyns, 50% owned joint venture, formed in September 2005, which includes $405.8 million and $394.7 million of real estate assets at September 30, 2006 and December 31, 2005, respectively, $258.5 million of mortgage debt at September 30, 2006 and December 31, 2005, and $78.1 million and $75.1 million of minority interests at September 30, 2006 and December 31, 2005, respectively.
(B)	Includes $91.6 million of advances to the Service Merchandise Joint Venture at December 31, 2005 that was repaid in connection with the acquisition of our partners interest in August 2006.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(in thousands)
Selected Balance Sheet Data (Continued):
Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	September 30, 2006	December 31, 2005
Land	$1,031,065	$894,477
Buildings	2,619,275	2,480,025
Fixtures and tenant improvements	44,866	58,060
Construction in progress	46,389	37,550

	3,741,595	3,470,112
Accumulated depreciation	(214,561)	(195,708)

Real estate, net	3,527,034	3,274,404
Receivables, including straight line rent, net	73,703	76,744
Leasehold interests	16,880	23,297
Other assets	120,193	109,490

	$3,737,810	$3,483,935

Mortgage debt (a)	$2,526,608	$2,173,401
Notes and accrued interest payable to DDR	8,370	108,020
Other liabilities	90,182	78,406

	2,625,160	2,359,827
Accumulated equity	1,112,650	1,124,108

	$3,737,810	$3,483,935

(a)	The Company’s proportionate share of joint venture debt aggregated approximately $544.0 million and $510.5 million at September 30, 2006 and December 31, 2005, respectively.